FORM OF EXECUTIVE SEVERANCE AGREEMENT

AGREEMENT between SCS Transportation, Inc., a Delaware corporation (“SCST”), and       (the “Executive”),

WITNESSETH:

WHEREAS, the Compensation Committee of the Board of Directors (the “Board”) of SCST has recommended, and the Board has approved, SCST entering into severance agreements with key executives of SCST and its Subsidiaries (hereinafter sometimes collectively referred to as the “Corporation”); and

WHEREAS, the Executive is a key executive of SCST or one of its Subsidiaries and has been selected by the Board as a key executive; and

WHEREAS, should SCST receive any proposal from a third person concerning a possible Business Combination with, or acquisition of equity securities of, SCST, the Board believes it important that the Corporation and the Board be able to rely upon the Executive to continue in his position, and that SCST have the benefit of the Executive performing his duties without his being distracted by the personal uncertainties and risks created by such a proposal;

NOW, THEREFORE, the parties agree as follows:

1. Definitions.

(a) “Affiliate” and “Associates” shall have the respective meanings given those terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date hereof.

(b) “Beneficial Owner” of shares shall include any Voting Shares:

(i) which such person or any of its Affiliates or Associates beneficially own, directly or indirectly, or

(ii) which such person or any of its Affiliates or Associates has (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants, or options, or otherwise, or (2) the right to vote pursuant to any agreement, arrangement or understanding, or

(iii) which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of SCST.

(c) “Business Combination” means:

(i) any merger or consolidation of SCST with or into (1) any Substantial Stockholder (as hereinafter defined) or (2) any other corporation (whether or not itself a Substantial Stockholder) which, after such merger or consolidation, would be an Affiliate of a Substantial Stockholder, or

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to or with (1) any Substantial Stockholder or (2) an Affiliate of a Substantial Stockholder of any assets of the SCST or any Subsidiary having an aggregate fair market value of $5,000,000 or more, or

(iii) the issuance or transfer by SCST (in one transaction or a series of related transactions) of any securities of the Corporation or any Subsidiary to (1) any Substantial Stockholder or (2) any other corporation (whether or not itself a Substantial Stockholder ) which, after such issuance or transfer, would be an Affiliate of a Substantial Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $5,000,000 or more, or

(iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of a Substantial Stockholder or an Affiliate of a Substantial Stockholder, or

(v) any reclassification of securities (including any reverse stock split), recapitalization, reorganization, merger or consolidation of the Corporation with any of its Subsidiaries or any similar transaction (whether or not with or into or otherwise involving a Substantial Stockholder or an Affiliate of a Substantial Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding  shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Substantial Stockholder or by an Affiliate of a Substantial Stockholder.

(d) “Cause” means conviction of a felony involving moral turpitude by a court of competent jurisdiction, which is no longer subject to direct appeal, or an adjudication by a court of competent jurisdiction, which is no longer subject to direct appeal, that the Executive is mentally incompetent or that he is liable for willful misconduct in the performance of his duty to the Corporation which is demonstrably and materially injurious to the Corporation.

(e) “Change of Control,” for the purposes of this Agreement, shall be deemed to have taken place if: (i) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, purchases or otherwise acquires shares of the Corporation after the date hereof and as a result thereof becomes the beneficial owner of shares of the Corporation having 20% or more of the total number of votes that may be cast for election of directors of SCST; or (ii) as the result of, or in connection with any cash tender or exchange offer, merger or other Business Combination, or contested election, or any combination of the foregoing transactions, the directors then serving on the Board of Directors of SCST shall cease to constitute a majority of the Board of Directors of SCST or any successor to SCST.

(f) “Corporation” means SCST and its Subsidiaries.

(g) “Normal Retirement Age” means the last day of the calendar month in which the Executive’s 65th birthday occurs.

(h) “Permanent Disability” means a physical or mental condition which permanently renders the Executive incapable of exercising the duties and responsibilities of the position he held immediately prior to any Change of Control.

(i) “Potential Change of Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred: (i) SCST enters into an agreement, the consummation of which would result in the occurrence of a Change of Control; (ii) SCST or any person or “group” as defined in Section 3(d)(3) of the Securities Exchange Act of 1934, as amended, publicly announces an intention to take or consider taking actions which, if consummated would constitute a Change in Control; (iii) the Board of Directors adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(j) “Subsidiary” means any domestic or foreign corporation, a majority of whose shares normally entitled to vote in electing directors is owned directly or indirectly by SCST or by other Subsidiaries.

(k) “Substantial Stockholder” means, in respect of any Business Combination, any person (other than SCST) who or which is on the record date for the determination of stockholders entitled to notice of and to vote on such Business Combination, or as of the time of the vote on such Business Combination, or immediately prior to the consummation of any such transaction,

(i) is the Beneficial Owner, directly or indirectly, of not less than 10% of the Voting Shares, or

(ii) is an Affiliate of SCST and at any time within five years prior thereto was the Beneficial Owner, directly or indirectly, of not less than 10% of the then outstanding Voting Shares, or

(iii) is an assignee of or has otherwise succeeded to any shares of capital stock of SCST which were at any time within five years prior thereto beneficially owned by any Substantial Stockholder, and such assignment or succession shall have occurred in the course of a transaction or a series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

(m) “Voting Shares” means the outstanding shares of capital stock of SCST entitled to vote generally in the election of the directors.

2. Services During Certain Events. In the event a third person begins a tender or exchange offer or takes other steps seeking to effect a Change of Control, the Executive agrees that he will not voluntarily leave the employ of the Corporation without the consent of the Corporation, and will render the services contemplated in the recitals of this Agreement, until the third person has abandoned or terminated his or its efforts to effect a Change of Control or until 90 days after a Change of Control has occurred. In the event the Executive fails to comply with the provisions of this paragraph, the Corporation will suffer damages which are difficult, if not impossible, to ascertain. Accordingly, should the Executive fail to comply with the provisions of this paragraph, the Corporation shall retain the amounts which would otherwise be payable to the Executive hereunder as fixed, agreed and liquidated damages but shall have no other recourse against the Executive.

3. Termination After Change of Control. “Termination” shall include (a) termination by the Corporation of the employment of Executive with the Corporation within two years after a Change of Control for any reason other than death, Permanent Disability, retirement at or after his Normal Retirement Age, or Cause or (b) resignation of the Executive after the occurrence of any of the following events within two years after a Change of Control of SCST:

(a) An adverse change of the Executive’s title or a reduction or adverse change in the nature or scope of the Executive’s authority or duties from those being exercised and performed by the Executive immediately prior to the Change of Control.

(b) A transfer of the Executive to a location which is more than 50 miles away from the location where the Executive was employed immediately prior to the Change of Control.

(c) Any reduction in the rate of Executive’s annual salary below his rate of annual salary immediately prior to the Change of Control.

(d) Any reduction in the level of Executive’s fringe benefits or bonus below a level consistent with the Corporation’s practice prior to the Change of Control.

4. Termination Payment. In the event of a Termination, as defined in Paragraph 3, SCST shall provide the Executive the following benefits:

(a) SCST shall pay to the Executive on or before the Executive’s last day of employment with the Corporation, as additional compensation for services rendered to the Corporation, a lump sum cash amount (subject to the minimum applicable federal, state or local lump sum withholding requirements, if any, unless the Executive requests that a greater amount be withheld) equal to two times the highest base salary and bonuses paid or payable to the Executive by the Corporation with respect to any 12 consecutive month period during the three years ending with the date of the Executive’s Termination.

(b) During the two years following the Executive’s Termination, the Executive shall be deemed to remain an employee of the Corporation for purposes of the applicable medical, life insurance and long-term disability plans and programs covering key executives of the Corporation and shall be entitled to receive the benefits available to key executives thereunder, provided; however, that in the event the Executive’s participation in any such employee benefit plan or program is barred, the Corporation shall arrange to provide the Executive with substantially similar benefits.

(c) The Executive shall be entitled to the Gross-Up Payment, if any, described in Paragraph 6.

(d) The Corporation shall pay the Executive the Termination Payment set forth in this paragraph upon termination of the Executive’s employment following a Potential Change in Control but before a Change in Control and during the term of this Agreement if: (i) the termination is initiated, caused or directed by any person or group which has initiated a transaction, the consummation of which would result in a Change of Control; and (ii) the termination would have been by the Executive for any of the reasons enumerated in paragraph 3(a)-3(d) or by the Corporation without Cause if a Change of Control had occurred on the date of the Potential Change in Control.

5. Stock-Out of Options. In the event of a Change of Control, the Executive’s non-qualified stock options and incentive stock options granted by the Corporation which are outstanding on the date of the Change of Control, shall immediately vest and Executive shall have [12] months from the date of the Change of Control to exercise said options.

6. Additional Payments by SCST.

(a) Gross-Up Payment. In the event it shall be determined that any payment or benefit of any type by the Corporation to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (determined without regard to any additional payments required under this Paragraph 6) (the “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any similar tax that may hereafter be imposed) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. Payment of the Gross-Up Payment shall be made promptly following the determination by the Accounting Firm as described in subparagraph (b) of this Paragraph 6 or in accordance with subparagraph (c) of this Paragraph 6.

(b) Determination by Accountant. All determinations required to be made under this Paragraph 6, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by an independent accounting firm retained by SCST (the “Accounting Firm”), which shall provide detailed supporting calculations both to SCST and the Executive within 15 business days of the date of Termination, if applicable, or such earlier time as is requested by SCST. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm shall be binding upon SCST and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by SCST should have been made (“Underpayment”) consistent with the calculations required to be made hereunder. In the event that SCST exhausts its remedies pursuant to subparagraph (c) of this Paragraph 6 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by SCST to or for the benefit of the Executive. SCST shall promptly pay all expenses of the Accounting Firm pursuant to this Paragraph 6.

(c) Notification Required. The Executive shall notify SCST in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by SCST of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive knows of such claim and shall apprise SCST of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which it gives such notice to SCST (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If SCST notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give SCST any information reasonably requested by SCST relating to such claim;

(ii) take such action in connection with contesting such claim as SCST shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by SCST;

(iii) cooperate with SCST in good faith in order to effectively contest such claim; and

(iv) permit SCST to participate in any proceeding relating to such claim; provided, however, that SCST shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this subparagraph (c), SCST shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at it sole option, either direct the Executive to pay the tax claimed and sue for a refund, or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as SCST shall determine; provided, however, that if SCST directs the Executive to pay such claim and sue for a refund, SCST shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any excise tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, SCST’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) Repayment. If, after the receipt by Executive of an amount paid or advanced by SCST pursuant to this Paragraph 6, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to SCST’s complying with the requirements of this Paragraph 6), promptly pay to SCST the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount paid or advanced by SCST pursuant to this Paragraph 6, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and SCST does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such payment or advance shall be forgiven and shall not be required to be repaid and the amount of such payment or advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

7. General.

(a) Arbitration. Any dispute between the parties hereto arising out of, in connection with, or relating to this Agreement or the breach thereof shall be settled by arbitration in Kansas City, Missouri, in accordance with the rules then in effect of the American Arbitration Association (“AAA”). Arbitration shall be the exclusive remedy for any such dispute except only as to failure to abide by an arbitration award rendered hereunder. Regardless of whether or not both parties hereto participate in the arbitration proceeding, any arbitration award rendered hereunder shall be final and binding on each party hereto and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

The party seeking arbitration shall notify the other party in writing and request the AAA to submit a list of 5 or 7 potential arbitrators. In the event the parties do not agree upon an arbitrator, each party shall, in turn, strike one arbitrator from the list, the Corporation having the first strike, until only one arbitrator remains, who shall arbitrate the dispute. The arbitration hearing shall be conducted within 30 days of the selection of an arbitrator or at the earliest date thereafter that the arbitrator is available.

(b) Indemnification. If arbitration occurs as provided for herein, the Corporation shall reimburse the Executive for his reasonable attorneys’ fees, costs and disbursements incurred in such arbitration and hereby agrees to pay interest on any money award obtained by the Executive from the date payment should have been made until the date payment is made, calculated at the prime interest rate of Bank of America, N.A., in effect from time to time, plus 2%, from the date that payment(s) to him should have been made under this Agreement. If the Executive enforces the arbitration award in court, the Corporation shall reimburse the Executive for his reasonable attorneys’ fees, costs and disbursements incurred in such enforcement.

(c) Payment Obligations Absolute. SCST’s obligation to pay the Executive the compensation and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Corporation may have against him or anyone else, except as provided in paragraph 2 hereof. All amounts payable by SCST hereunder shall be paid without notice or demand. Each and every payment made hereunder by SCST shall be final and SCST will not seek to recover all or any part of such payment from the Executive or from whosoever may be entitled thereto, for any reason whatsoever. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event affect any reduction of SCST’s obligation to make the payments required to be made under this Agreement.

(d) Continuing Obligations. The Executive shall retain in confidence any confidential information known to him concerning the Corporation and its respective businesses until such information is publicly disclosed.

(e) Successors. This Agreement shall be binding upon and inure to the benefit of the Executive and his estate and the Corporation and any successor of the Corporation, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by the Executive.

(f) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(g) Controlling Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware.

(h) Termination. This Agreement shall terminate if a majority of the Board of Directors of SCST determines that the Executive is no longer a key executive and so notifies the Executive; except that such determination shall not be made, and if made shall have no effect, (i) within two years after the Change of Control in question or (ii) during any period of time when SCST has knowledge that any third person has taken steps reasonably calculated to effect a Change of Control until, in the opinion of a majority of the Board of Directors of SCST the third person has abandoned or terminated his efforts to effect a Change of Control.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the 24th day of August, 2005.

SCS TRANSPORTATION, INC.
By: /s/ Herbert A. Trucksess,
III
EXECUTIVE:	—
Executive	Title: Chairman, President & CEO
ATTEST:
By: